Exhibit 99.4

To the Non-Managing Members of

CMF Boronia I, LLC

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Patrick T. Egan
President and Director
Ceres Managed Futures LLC
Trading Manager,
CMF Boronia I, LLC

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

Report of Independent Registered Public Accounting Firm

To the Managing Member of CMF Boronia I, LLC,

Opinion on the Financial Statements

We have audited the accompanying statement of financial condition (in liquidation) of CMF Boronia I, LLC (the “Company”), including the condensed schedule of investments (in liquidation) as of December 31, 2017, and the related statements of income and expenses (in liquidation) and changes in members’ capital (in liquidation) for the year ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017, and the results of its operations and changes in its members’ capital for the year ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

The statement of financial condition, including the condensed schedule of investments, as of December 31, 2016, and the related statements of income and expenses and changes in members’ capital for the years ended December 31, 2016 and 2015 were audited by another independent registered public accounting firm whose report, dated March 24, 2017, expressed an unqualified opinion on those statements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2017, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Liquidation Basis of Accounting

As described in Note 1 to the financial statements, the Managing Member of the Company terminated operations of the Company and determined liquidation is imminent. As a result, the Company changed its basis of accounting from the going concern basis to a liquidation basis. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

We have served as the auditor of the Company since 2017.

Boston, MA

March 22, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of CMF Boronia I, LLC:

We have audited the accompanying statements of financial condition of CMF Boronia I, LLC (formerly, Morgan Stanley Smith Barney Boronia I, LLC) (the “Trading Company”), including the condensed schedules of investments, as of December 31, 2016 and 2015, and the related statements of income and expenses and changes in members’ capital for the years then ended. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Boronia I, LLC as of December 31, 2016 and 2015, and the results of its operations and changes in its members’ capital for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2017

CMF Boronia I, LLC

Statements of Financial Condition

December 31, 2017 (termination of operations) (liquidation basis) and 2016

	December 31,	December 31,
	2017*	2016

Assets:
Equity in trading account:
Investment in U.S. Treasury bills, at fair value (amortized cost $0 and $14,990,267 at December 31, 2017 and 2016, respectively)	$-	$14,996,688
Unrestricted cash (Note 2e)	20,302,050	25,045,719
Restricted cash (Note 2e)	-	6,140,294
Net unrealized appreciation on open futures contracts	-	440,733
Net unrealized appreciation on open forward contracts	20,150	-

Total equity in trading account	20,322,200	46,623,434

Cash at bank (Note 1)	-	217
Interest receivable	17,072	4,999

Total assets	$20,339,272	$46,628,650

Liabilities and Members’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$-	$200,839
Accrued expenses:
Management fees (Note 3a)	26,128	56,159
Clearing fees due to MS&Co. (Note 2i)	7,700	-
Administrative fees (Note 2j)	4,556	10,199
Liquidation redemptions payable (Note 10)	20,300,888	-

Total liabilities	20,339,272	267,197

Members’ Capital:
Managing Member	-	-
Non-Managing Members	-	46,361,453

Total Members’ capital (net asset value)	-	46,361,453

Total liabilities and Members’ capital	$20,339,272	$46,628,650

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

CMF Boronia I, LLC

Condensed Schedule of Investments

December 31, 2017 (termination of operations) (liquidation basis)

	Notional ($)	Fair Value	% of Members’ Capital*
Unrealized Appreciation on Open Forward Contracts
Currencies	$28,882,616	$158,647	0.78%

Total unrealized appreciation on open forward contracts		158,647	0.78

Unrealized Depreciation on Open Forward Contracts
Currencies	$29,793,432	(138,497)	(0.68)

Total unrealized depreciation on open forward contracts		(138,497)	(0.68)

Net unrealized appreciation on open forward contracts		$20,150	0.10%

*	Calculated based on pre-liquidation Members’ capital.

See accompanying notes to financial statements.

CMF Boronia I, LLC

Condensed Schedule of Investments

December 31, 2016

	Notional ($)/ Number of Contracts	Fair Value	% of Members’ Capital
Futures Contracts Purchased
Commodity	372	$31,000	0.07%
Equity	489	117,209	0.25
Currencies	8	4,408	0.01
Interest Rates	914	375,731	0.81

Total futures contracts purchased		528,348	1.14

Futures Contracts Sold
Commodity	251	11,576	0.02
Equity	85	(51,044)	(0.11)
Interest Rates	387	(48,147)	(0.10)

Total futures contracts sold		(87,615)	(0.19)

Net unrealized appreciation on open futures contracts		$440,733	0.95%

Unrealized Appreciation on Open Forward Contracts
Currencies	$73,661,828	$194,474	0.42%

Total unrealized appreciation on open forward contracts		194,474	0.42

Unrealized Depreciation on Open Forward Contracts
Currencies	$117,086,341	(395,313)	(0.85)

Total unrealized depreciation on open forward contracts		(395,313)	(0.85)

Net unrealized depreciation on open forward contracts		$(200,839)	(0.43)%

U.S. Government Securities

Face Amount	Maturity Date	Description	Fair Value	% of Members’ Capital
$ 15,000,000	1/19/2017	U.S. Treasury bills, 0.365% * (Amortized cost of $14,990,267)	$14,996,688	32.35%

* Liquid non-cash held as collateral.

See accompanying notes to financial statements.

CMF Boronia I, LLC

Statements of Income and Expenses

for the years ended December 31, 2017 (termination of operations) (liquidation basis),

2016 and 2015

	2017*	2016	2015
Investment Income:
Interest income	$190,854	$100,218	$14,687

Expenses:
Brokerage, clearing and transaction fees (Note 2i)	990,706	1,367,057	2,763,824
Incentive fees (Note 3b)	-	595,155	905,715
Management fees (Note 3a)	465,439	856,461	1,600,046
Administrative fees (Note 2j)	84,542	151,367	298,467
Other fees	783	783	-

Total expenses	1,541,470	2,970,823	5,568,052

Net investment loss	(1,350,616)	(2,870,605)	(5,553,365)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(6,942,820)	4,106,253	681,575
Net change in unrealized gains (losses) on open contracts	(210,997)	(371,619)	(2,589,491)

Total trading results	(7,153,817)	3,734,634	(1,907,916)

Net income (loss)	$(8,504,433)	$864,029	$(7,461,281)

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

CMF Boronia I, LLC

Statements of Changes in Members’ Capital

for the years ended December 31, 2017 (termination of operations) (liquidation basis),

2016 and 2015

	Managing Member	Non-Managing Members	Total

Members’ Capital, December 31, 2014	$-	$104,262,934	$104,262,934

Capital contributions - Non-Managing Members	-	20,644,237	20,644,237

Capital withdrawals - Non-Managing Members	-	(43,186,256)	(43,186,256)

Net income (loss)	-	(7,461,281)	(7,461,281)

Members’ Capital, December 31, 2015	-	74,259,634	74,259,634

Capital contributions - Non-Managing Members	-	13,406,485	13,406,485

Capital withdrawals - Non-Managing Members	-	(42,168,695)	(42,168,695)

Net income (loss)	-	864,029	864,029

Members’ Capital, December 31, 2016	-	46,361,453	46,361,453

Capital contributions - Non-Managing Members	-	646,468	646,468

Capital withdrawals - Non-Managing Members	-	(38,503,488)	(38,503,488)

Net income (loss)	-	(8,504,433)	(8,504,433)

Members’ Capital, December 31, 2017*	$-	$-	$-

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

CMF Boronia I, LLC

Notes to Financial Statements (Liquidation Basis)

1.	Organization:

CMF Boronia I, LLC (“Boronia I, LLC” or the “Trading Company”) was formed on March 27, 2008, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to engage in the speculative trading of commodities, domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 4, “Financial Instruments”). Prior to the Trading Company’s liquidation, the Trading Manager (as defined below) had determined to invest up to all of the Trading Company’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Trading Company terminated operations on December 31, 2017. As a result, the Trading Company changed its basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Trading Company to record assets and liabilities at values to be received or paid in liquidation.

Ceres Managed Futures LLC (“Ceres”, “Managing Member” or the “Trading Manager”) was the trading manager and the managing member of the Trading Company. As of January 1, 2017, Ceres became a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to January 1, 2017, Ceres was a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC. Prior to its termination on December 31, 2017, all trading decisions for the Trading Company were made by the Trading Advisor (defined below).

Prior to the Trading Company’s termination of operations effective December 31, 2017, Ceres had retained Boronia Capital Pty. Ltd. (“Boronia” or the “Trading Advisor”) to trade Futures Interests on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invested its assets in the Trading Company, which allocated substantially all of its assets in the trading program of Boronia, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which made investment decisions for the Trading Company. Prior to its termination on December 31, 2017, Managed Futures Strategic Alternatives, L.P. (“Strategic Alternatives”) (a Delaware limited partnership), Meritage Futures Fund L.P. (“Meritage”) (a Delaware limited partnership), LV Futures Fund L.P. (“LV”) (a Delaware limited partnership), Polaris Futures Fund L.P. (“Polaris”) (a Delaware limited partnership), Ceres Tactical Systematic L.P. (formerly, Tactical Diversified Futures Fund L.P.) (“Tactical Systematic”) (a New York limited partnership), Global Futures Fund Ltd. (“Global Futures”) (a Cayman Islands exempted company) and Institutional Fund Portfolio L.P. (“Institutional Portfolio”) (a New York limited partnership) were the Members of the Trading Company. Strategic Alternatives, Meritage, LV, Polaris, Tactical Systematic, Global Futures, and Institutional Portfolio owned approximately 8.9%, 8.3%, 7.9%, 25.3%, 35.0%, 8.7% and 5.9%, respectively, of the Trading Company based on its pre-liquidation members’ capital at December 31, 2017. Strategic Alternatives, Meritage, LV, Polaris, Tactical Systematic, Global Futures, Institutional Portfolio and Managed Futures Custom Solutions Fund LP – Series A (formerly, Morgan Stanley Managed Futures Custom Solutions Fund LP – Series A) (“Custom Solutions”) (a Delaware limited partnership) owned approximately 7.7%, 8.0%, 7.0%, 22.2%, 35.0%, 6.3%, 8.0% and 5.8%, respectively, of the Trading Company at December 31, 2016.

During the periods covered by this report, the clearing commodity broker for the Trading Company was Morgan Stanley & Co. LLC (“MS&Co.”). MS&Co. also acted as the counterparty on all trading of foreign currency forward contracts. MS&Co. and its affiliates acted as the custodians of the Trading Company’s assets available for trading in Futures Interests. MS&Co. is a wholly-owned subsidiary of Morgan Stanley. The Trading Company also deposited a portion of its cash in a non-trading bank account at JPMorgan Chase Bank, N.A.

In July 2015, the Trading Manager delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnished certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintained certain books and records of the Trading Company.

CMF Boronia I, LLC

Notes to Financial Statements (Liquidation Basis)

Effective December 31, 2017, the Trading Manager terminated the management agreement, dated as of April 1, 2008, as amended, among the Trading Advisor, the Trading Company and the Trading Manager, pursuant to which the Trading Advisor managed the portion of the Trading Company’s assets allocated to it. The Trading Advisor ceased all Futures Interest trading on behalf of the Trading Company, and the Trading Manager determined to liquidate the Trading Company effective as of the close of business on December 31, 2017. As a result, the Trading Company changed its basis of accounting from the going concern basis to the liquidation basis.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Trading Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates and those differences could be material.

The financial statements of the Trading Company as of December 31, 2017, and for the year ended December 31, 2017, were prepared using the liquidation basis of accounting. The liquidation basis of accounting requires the Trading Company to record assets and liabilities at the values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Trading Company’s carrying value of assets and liabilities or its results of operations. All carrying values are expected to be realized by the Trading Company during liquidation. The liquidation basis of accounting also requires the financial statements to include a statement of net assets or a statement of changes in net assets available to Members. The Statements of Changes in Members’ Capital (included herein) presents the same information and thus the financial statements include a statement of net assets available to Members for the year ended December 31, 2017.

b.

Statement of Cash Flows.    The Trading Company did not provide a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Members’ Capital is included herein. As of and for the years ended December 31, 2017, 2016 and 2015, the Trading Company carried no debt and all of the Trading Company’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

c.

Trading Company’s Investments.    All Futures Interests held by the Trading Company, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The Futures Interests were recorded on trade date and open contracts were recorded at fair value (as described in Note 6, “Fair Value Measurements”) at the measurement date. Gains or losses were realized when contracts were liquidated and were determined using the first-in, first-out method. Unrealized gains or losses on open contracts were included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses were included in the Statements of Income and Expenses.

d.

Foreign Currency Transactions and Translation.    The Trading Company’s functional currency was the U.S. dollar; however, the Trading Company may have transacted business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar were translated into U.S. dollars at

CMF Boronia I, LLC

Notes to Financial Statements (Liquidation Basis)

the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments were not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but were included in the net realized gains (losses) on closed contracts and net change in unrealized gains (losses) on open contracts in the Statements of Income and Expenses.

e.

Restricted and Unrestricted Cash.    The cash held by the Trading Company available for trading in Futures Interests was on deposit in commodity brokerage accounts with MS&Co. The Trading Company’s restricted cash was equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. At December 31, 2016, the amount of cash held for margin requirements was $6,140,294. Restricted and unrestricted cash included cash denominated in foreign currencies of $1,136,695 (cost of $1,131,329) and $3,808,593 (cost of $3,811,974) as of December 31, 2017 and 2016, respectively.

f.

Revenue Recognition.    For excess cash which was not invested by the Trading Manager in U.S. Treasury bills and/or other permitted investments, monthly, MS&Co. paid the Trading Company interest income on 100% of its average daily equity maintained in cash in the Trading Company’s accounts during each month at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. When the effective rate was less than zero, no interest was earned. For purposes of such interest payments, daily funds did not include monies due to the Trading Company on Futures Interests that had not been received. MS&Co. and Ceres retained any excess interest not paid to the Trading Company on such uninvested cash.

g.

Income Taxes.    Income taxes were not recorded as each Member was individually liable for the taxes, if any, on its share of the Trading Company’s income and expenses. The Trading Company followed the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Trading Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold were recorded as a tax benefit or liability in the Trading Company’s Statements of Financial Condition for the current year. If a tax position did not meet the minimum statutory threshold to avoid incurring penalties, an expense for the amount of the statutory penalty and interest, if applicable, was recognized in the Statements of Income and Expenses in the years in which the position was claimed or was expected to be claimed. The Trading Manager has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements. The Trading Company filed U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2014 through 2017 tax years remain subject to examination by U.S. federal and most state tax authorities.

h.

Investment Company Status.    Effective January 1, 2014, the Trading Company adopted Accounting Standards Update 2013-08, “Financial Services – Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the Trading Manager’s assessment, the Trading Company was deemed to be an investment company since inception. Accordingly, the Trading Company followed the investment company accounting and reporting guidance of Topic 946 and reflected its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

i.

Brokerage, Clearing and Transaction Fees.    The Trading Company accrued and paid brokerage, clearing and transaction fees to MS&Co. Brokerage fees were paid as they were incurred on a half-turn basis at 100% of the rates that MS&Co. charges retail commodity customers and parties that were not clearinghouse members. In addition, the Trading Company paid transaction and clearing fees as they were incurred.

CMF Boronia I, LLC

Notes to Financial Statements (Liquidation Basis)

j.

Administrative Fee.   The Trading Company accrued and paid to Ceres a monthly fee to cover all administrative and operating expenses (the “administrative fee”). The monthly administrative fee was equal to 1/12th of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of Members being allocated the fee.

There were no administrative fees allocated to Polaris and Polaris’ Members’ Capital was excluded from the determination of the administrative fee.

k.

Equity in Trading Account.   The Trading Company’s asset “Equity in trading account,” reflected in the Statements of Financial Condition, consisted of (a) cash on deposit in commodity brokerage accounts with MS&Co., a portion of which was used as margin for trading, (b) net unrealized appreciation on open futures contracts and net unrealized appreciation on open forward contracts, which are at fair value and calculated as the difference between the original contract value and fair value, as applicable and (c) U.S. Treasury bills, at fair value, if any.

The Trading Company, in its normal course of business, entered into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading resulted in unrealized gains or losses, these amounts were offset for the Trading Company and were reported on a net basis in the Statements of Financial Condition.

The Trading Company offset its unrealized gains or losses on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts. The Trading Company consistently applied its right to offset.

3.	Trading Advisor:

Ceres retained Boronia to make all trading decisions for the Trading Company.

Fees paid to Boronia by the Trading Company consisted of a management fee and an incentive fee as follows:

a.

Management Fee. The Trading Company accrued and paid Boronia a monthly management fee equal to 1/12th of 1.5% (a 1.5% annual rate) of the net assets allocated to Boronia as of the first day of the month.

b.

Incentive Fee. The Trading Company paid Boronia a quarterly incentive fee equal to 20% of the new trading profits earned by each Member. Such fee was accrued on a monthly basis, but was not payable until the end of each calendar quarter.

New trading profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage, clearing and transaction costs, and administrative fees are deducted. When Boronia experienced losses with respect to the Members’ Capital as of the end of a calendar quarter, Boronia had to recover such losses before it was eligible for an incentive fee in the future. Cumulative trading losses were reduced for capital withdrawn from the Trading Company.

CMF Boronia I, LLC

Notes to Financial Statements (Liquidation Basis)

4.	Financial Instruments:

The Trading Advisor traded Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. The fair value of exchange-traded contracts was based on the settlement price quoted by the exchange on the day with respect to which fair value was being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. Futures Interests were fair valued as discussed in Note 6, “Fair Value Measurements.”

The Trading Company’s contracts were accounted for on a trade-date basis. Gains or losses were realized when contracts were liquidated and were determined using the first-in, first-out method.

5.	Trading Activities:

The Trading Company’s objective was to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Trading Company took speculative positions in Futures Interests where it felt the best profit opportunities existed for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.

The Trading Manager estimates that prior to its termination of operations effective December 31, 2017, approximately 0.0% to 51.8% of the Trading Company’s contracts were traded over-the-counter.

All of the Futures Interests owned by the Trading Company were held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2017 (termination of operations) and 2016 were 2,211 and 3,940, respectively. The monthly average notional value of currency forward contracts traded during the years ended December 31, 2017 (termination of operations) and 2016 were $204,953,417 and $392,528,895, respectively.

The following tables summarize the gross and net amounts recognized relating to the assets and liabilities of the Trading Company’s derivative instruments and transactions eligible for offset subject to master netting agreements or similar agreements as of December 31, 2017 (termination of operations) and 2016, respectively.

		Gross Amounts	Amounts
		Offset in the	Presented in the	Gross Amounts Not Offset in the
		Statements of	Statements of	Statements of Financial Condition
	Gross Amounts	Financial	Financial	Financial	Cash Collateral
December 31, 2017	Recognized	Condition	Condition	Instruments	Received/Pledged *	Net Amount
Assets
Forwards	$158,647	$(138,497)	$20,150	$-	$-	$20,150

Total assets	$158,647	$(138,497)	$20,150	$-	$-	$20,150

Liabilities
Forwards	$(138,497)	$138,497	$-	$-	$-	$-

Total liabilities	$(138,497)	$138,497	$-	$-	$-	$-

Net fair value						$20,150	*

CMF Boronia I, LLC

Notes to Financial Statements (Liquidation Basis)

		Gross Amounts	Amounts
		Offset in the	Presented in the	Gross Amounts Not Offset in the
		Statements of	Statements of	Statements of Financial Condition
	Gross Amounts	Financial	Financial	Financial	Cash Collateral
December 31, 2016	Recognized	Condition	Condition	Instruments	Received/Pledged *	Net Amount
Assets
Futures	$787,010	$(346,277)	$440,733	$-	$-	$440,733
Forwards	194,474	(194,474)	-	-	-	-

Total assets	$981,484	$(540,751)	$440,733	$-	$-	$440,733

Liabilities
Futures	$(346,277)	$346,277	$-	$-	$-	$-
Forwards	(395,313)	194,474	(200,839)	-	-	(200,839)

Total liabilities	$(741,590)	$540,751	$(200,839)	$-	$-	$(200,839)

Net fair value						$239,894	*

*

In the event of default by the Trading Company, MS&Co., the Trading Company’s commodity futures broker and the sole counterparty to the Trading Company’s non-exchange-traded contracts, as applicable, had the right to offset the Trading Company’s obligation with the Trading Company’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. In certain circumstances, MS&Co. may not have posted collateral and as such, in the event of default by MS&Co., the Trading Company would have been exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Trading Company’s exposure to counterparty risk may have been reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may have been available in the event of a default.

The following tables indicate the Trading Company’s gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2017 (termination of operations) and 2016, respectively:

	December 31, 2017
Assets

Forward Contracts
Currencies	$158,647

Total unrealized appreciation on open forward contracts	158,647

Liabilities

Forward Contracts
Currencies	(138,497)

Total unrealized depreciation on open forward contracts	(138,497)

Net unrealized appreciation on open forward contracts	$20,150	*

*	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

CMF Boronia I, LLC

Notes to Financial Statements (Liquidation Basis)

	December 31, 2016
Assets

Futures Contracts
Commodity	$172,706
Equity	217,712
Currencies	4,408
Interest Rates	392,184

Total unrealized appreciation on open futures contracts	787,010

Liabilities

Futures Contracts
Commodity	(130,130)
Equity	(151,547)
Interest Rates	(64,600)

Total unrealized depreciation on open futures contracts	(346,277)

Net unrealized appreciation on open futures contracts	$440,733	*

Assets
Forward Contracts
Currencies	$194,474

Total unrealized appreciation on open forward contracts	194,474

Liabilities
Forward Contracts
Currencies	(395,313)

Total unrealized depreciation on open forward contracts	(395,313)

Net unrealized depreciation on open forward contracts	$(200,839)	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.

**	This amount is in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2017 (termination of operations), 2016 and 2015.

Sector	2017		2016		2015
Commodity	$(4,001,664)		$(368,763)		$(1,605,878)
Equity	100,850		2,214,030		(7,759,681)
Currencies	(1,265,092)		(1,423,438)		4,444,314
Interest Rates	(1,987,911)		3,312,805		3,013,329

Total	$(7,153,817)	***	$3,734,634	***	$(1,907,916)	***

***	This amount is in “Total trading results” in the Statements of Income and Expenses.

CMF Boronia I, LLC

Notes to Financial Statements (Liquidation Basis)

6.	Fair Value Measurements:

Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, forward, swap and option contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Trading Company considered prices for commodity futures, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2017 (termination of operations) and 2016, the Trading Company did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the Trading Manager’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the beginning of the reporting period. For the years ended December 31, 2017 (termination of operations) and 2016, there were no transfers of assets or liabilities between Level 1 and Level 2.

December 31, 2017	Total	Level 1	Level 2	Level 3
Assets
Forwards	$158,647	$-	$158,647	$-

Total assets	$158,647	$-	$158,647	$-

Liabilities
Forwards	$138,497	$-	$138,497	$-

Total liabilities	$138,497	$-	$138,497	$-

CMF Boronia I, LLC

Notes to Financial Statements (Liquidation Basis)

December 31, 2016	Total	Level 1	Level 2	Level 3
Assets
U.S. Treasury bills	$14,996,688	$-	$14,996,688	$-
Futures	787,010	787,010	-	-
Forwards	194,474	-	194,474	-

Total assets	$15,978,172	$787,010	$15,191,162	$-

Liabilities
Futures	$346,277	$346,277	$-	$-
Forwards	395,313	-	395,313	-

Total liabilities	$741,590	$346,277	$395,313	$-

7.	Financial Instrument Risk:

The Members’ investments in the Trading Company exposed the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invested. The significant types of financial risks to which the Trading Company was exposed to were market risk, liquidity risk, counterparty credit risk and changes in interest rates.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invested and changes in interest rates made the Members’ investments volatile. If Boronia incorrectly predicted the direction of prices in the Futures Interests in which it invested, large losses may have occurred.

Illiquidity in the markets in which the Trading Company invested may have caused less favorable trade prices. Although Boronia generally purchased and sold actively traded contracts where last trade price information and quoted prices were readily available, the prices at which a sale or purchase occurred may have differed from the prices expected because there may have been a delay between receiving a quote and executing a trade, particularly in circumstances where a market had limited trading volume and prices were often quoted for relatively limited quantities.

The credit risk on Futures Interests arose from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company had credit risk because MS&Co. acted as the commodity broker and/or the counterparty with respect to most of the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance was typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates were segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and were expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may have also been invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward and exchange-traded futures-styled option contracts were marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s non-exchange-traded forward currency contracts and forward currency option contracts, there were no daily settlements of variation in value, nor was there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company was required to meet margin requirements with the counterparty, which was accomplished by daily maintenance of the cash balance in a custody account and U.S. Treasury bills held at MS&Co. With respect to those non-exchange-traded forward currency contracts, the Trading Company was at risk to the ability of MS&Co., the counterparty on all such contracts, to perform. The Trading Company had a netting agreement with each counterparty. These agreements, which sought to reduce both the Trading Company’s and the counterparty’s exposure on non-exchange-traded forward currency contracts, were intended to materially decrease the Trading Company’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

CMF Boronia I, LLC

Notes to Financial Statements (Liquidation Basis)

In the ordinary course of business, the Trading Company entered into contracts and agreements that contained various representations and warranties and which provided general indemnifications. The Trading Company’s maximum exposure under these arrangements cannot be determined, as this could include future claims that had not yet been made against the Trading Company. The Trading Company considered the risk of any future obligation relating to these indemnifications to be remote.

8.	Members’ Capital:

a.

Members’ Capital.   The Members’ Capital of the Trading Company was equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, U.S. Treasury bills, at fair value, unrealized appreciation on open futures contracts, unrealized appreciation on open forward contracts and other assets) less all liabilities (including, but not limited to, unrealized depreciation on open futures contracts, unrealized depreciation on open forward contracts, administrative fees, management fees and incentive fees), determined in accordance with GAAP.

b.

Capital Contributions.   Capital contributions by the Members were made monthly pending Ceres’ approval. Such capital contributions increased each contributing Member’s pro-rata share of the Trading Company’s Members’ Capital.

c.

Capital Withdrawals.   Generally, each Member could have withdrawn all or a portion of its capital contributions and undistributed profits, if any, from the Trading Company as of the end of any month (the “Redemption Date”) after a request for redemption had been made to the Trading Manager at least three days in advance of the Redemption Date. However, a Member also had the right to request a withdrawal as of the end of any day if such request was received by the Trading Manager at least three days in advance of the proposed withdrawal day.

d.

Distributions.   Distributions, other than capital withdrawals, were made on a pro-rata basis at the sole discretion of Ceres. Aside from the final distribution described in Note 11, “Liquidation of the Trading Company,” no distributions have been made to date. Prior to liquidation, Ceres did not intend to make any distributions of the Trading Company’s profits.

CMF Boronia I, LLC

Notes to Financial Statements (Liquidation Basis)

9.	Financial Highlights:

Financial highlights for the non-managing Members as a whole for the years ended December 31, 2017 (termination of operations), 2016 and 2015 are as follows:

	2017*	2016	2015
Ratios to Average Members’ Capital:

Net investment loss **	(4.3) %	(4.9) %	(5.2) %

Operating expenses before incentive fees	4.9%	4.1%	4.4%

Incentive fees	- %	1.0%	0.9%

Operating expenses after incentive fees	4.9%	5.1%	5.3%

Total return:
Total return before incentive fees	(22.8) %	(1.3) %	(4.4) %
Incentive fees	- %	(0.9) %	(0.8) %

Total return after incentive fees	(22.8) %	(2.2) %	(5.2) %

*	Average Members’ capital is calculated using pre-liquidation Members’ capital.
**	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios were calculated for the non-managing Members’ share of income, expenses and average Members’ capital.

10.	Subsequent Events:

The Trading Manager evaluates events that occur after the balance sheet date but before and up until financial statements are issued. The Trading Manager has assessed the subsequent events through March 22, 2018, the date the financial statements were available to be issued and has determined that, other than disclosed in Note 11, “Liquidation of the Trading Company” there were no subsequent events requiring adjustment to or disclosure in the financial statements.

11.	Liquidation of the Trading Company:

The initial distribution of the Trading Company’s capital to the Members was made on January 3, 2018, with the remainder paid on or about January 18, 2018.